As filed with the Securities and Exchange Commission on December 16, 2025

Registration No. 333-279488

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

POST-EFFECTIVE

AMENDMENT NO. 1

TO

FORM S-8

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

Bright Scholar Education Holdings Limited

(Exact name of registrant as specified in its charter)

Cayman Islands	Not Applicable
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

Suites 6-7 The Turvill Building Old Swiss

149 Cherry Hinton Road

Cambridge, England, Cb1 7bx

United Kingdom

(Address of Principal Executive Offices and Zip Code)

2024 Share Incentive Plan

(Full title of the Plan)

Cogency Global Inc.

122 East, 42nd Street, 18th Floor

New York, NY 10168

(212) 947-7200

(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copies to:

Ruolei Niu	Dan Ouyang, Esq.
Chief Executive Officer	K. Ronnie Li, Esq.
Suites 6-7, The Turvill Building Old Swiss, 149 Cherry Hinton Road	Baker & Mckenzie LLP Suite 3401, China World Office 2
Cambridge, England, CB1 7BX, United Kingdom +44 12-2334-1303	China World Trade Centre No. 1 Jianguomenwai Avenue Chaoyang District
Beijing 100004
The People’s Republic of China
(86) 10 6535-3800

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company or an emerging growth company. See definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☐	Accelerated filer	☐
Non-accelerated filer	☒	Smaller reporting company	☐
		Emerging growth company	☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☐

DEREGISTRATION OF SECURITIES

Bright Scholar Education Holdings Limited (the “Registrant”) is filing this post-effective amendment No. 1 (“Post-Effective Amendment”) to the registration statement on Form S-8 (the “Registration Statement”) to deregister all unsold securities originally registered by the Registrant pursuant to its Registration Statement No. 333-279488, filed with the Securities and Exchange Commission on May 17, 2024, with respect to a total of 17,835,723 Class A ordinary shares of the Registrant, par value US$0.00001 per share (the “Class A Ordinary Shares”), thereby registered for offer or sale pursuant to Registrant’s 2024 Share Incentive Plan.

On October 13, 2025, the Registrant entered into an Agreement and Plan of Merger (the “Merger Agreement”) with Excellence Education Investment Limited, a limited liability company organized and existing under the laws of the British Virgin Islands (“Parent”) and Bright Education Mergersub Limited, an exempted company with limited liability incorporated under the laws of the Cayman Islands and a wholly owned subsidiary of Parent (“Merger Sub”). On December 16, 2025 (the “Effective Time”), pursuant to the Merger Agreement, Merger Sub merged with and into the Registrant, with the Registrant being the surviving company and becoming a wholly-owned subsidiary of Parent (the “Merger”). Upon the completion of the Merger, the Registrant became a privately held company.

As a result of the Merger, the Registrant has terminated all offerings of its securities pursuant to the Registration Statement. The Registrant hereby removes from registration, by means of this Post-Effective Amendment, any and all of the securities registered under the Registration Statement that remained unsold as of the Effective Time.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Post-Effective Amendment to the Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in Foshan, China, on December 16, 2025.

Bright Scholar Education Holdings Limited

By:	/s/ Hui Zhang
	Name:	Hui Zhang
	Title:	Chief Financial Officer

No other person is required to sign this Post-Effective Amendment in reliance upon Rule 478 under the Securities Act of 1933, as amended.

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